Exhibit 99.1

NEWS RELEASE
For more information, contact:	July 31, 2006
Lisa F. Campbell, Executive Vice President and Chief Financial Officer lisac@newcenturybanknc.com
910-892-7080

NEW CENTURY BANCORP REPORTS

RECORD EARNINGS FOR SECOND QUARTER 2006

Dunn, NC – New Century Bancorp (the “Company” — NASDAQ: NCBC), the holding company for New Century Bank and New Century Bank South, reported net income for the quarter ended June 30, 2006 of $1.3 million compared to $987,000 for the same period in 2005. Basic and diluted earnings per share for second quarter 2006 were $0.30 and $0.28, respectively, compared to basic and diluted earnings per share for second quarter 2005 of $0.23 and $0.22, respectively. For the six months period ended June 30, 2006, net income for the Company was $2.3 million, compared to $1.8 million for the same period in 2005. Basic and diluted earnings per share for the first six months of 2006 were $0.55 and $0.51, respectively, compared to basic and diluted earnings per share for the first six months of 2005 of $0.43 and $0.40, respectively.

As of June 30, 2006, the Company reported total assets of $444.9 million compared to $383.9 million at June 30, 2005, an increase of 16%.

Total deposits were $377.8 million and total loans were $348.1 million at the end of second quarter 2006, compared to total deposits of $321.5 million and total loans of $300.7 million as of the end of second quarter 2005, increases of 18% and 16%, respectively.

“The second quarter of 2006 was a great quarter for New Century Bancorp,” said John Q. Shaw, president and CEO. “During the quarter, in which we celebrated the sixth anniversary of the founding of our bank, we entered into an underwriting agreement for the sale of 1,150,000 shares of our common stock at $18.50 per share. Net proceeds of the sale, which closed in early July, were $19.9 million. The capital raised through this sale will fund the purchase of Progressive State Bank, which was merged into New Century Bank South as of the close of business on July 13. The funds also will be used for the continued expansion of our Company, as well as for general corporate purposes.

“In a comparison of second quarter 2006 to second quarter 2005, net income increased nearly 29%, in part due to a lower provision for loan losses for second quarter 2006. In the same period-to-period comparison, net interest income increased 32%, which can be attributed to both strong growth in earning assets and the impact of interest rate hikes by the Federal Reserve.

“Recently, we opened a second Harnett County office, which is located in the county seat, Lillington, providing added convenience to our customers in the western part of the county. Plans are in the works for a permanent facility for Lillington, which is scheduled to open in 2007. The future for New Century Bancorp is bright, indeed.”

New Century Bank has offices in Dunn, Clinton, Goldsboro, and Lillington, and New Century Bank South serves Fayetteville through a headquarters and banking office at 2818 Raeford Road in Fayetteville, NC, and through the recent acquisition of Progressive State Bank operates five offices in Hoke, Robeson, and Bladen counties.

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Stock Symbol: NASDAQ: NCBC

www.newcenturybanknc.com

The information as of and for the quarter and six months ended June 30, 2006, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share and nonfinancial data)

	At or for the three months Ended June 30,		At or for the six months Ended June 30,
	2006	2005	2006	2005
Operating Data:
Total interest income	$8,227	$5,870	$15,881	$11,004
Total interest expense	3,719	2,419	7,040	4,321

Net interest income	4,508	3,451	8,841	6,683
Provision for loan losses	192	433	601	932

Net interest income after provision	4,316	3,018	8,240	5,751
Noninterest income	678	610	1,231	1,166
Noninterest expense	3,014	2,141	5,752	4,203

Income before income taxes	1,980	1,487	3,719	2,714
Provision for income taxes	709	500	1,378	915

Net income	$1,271	$987	$2,341	$1,799

Per Share Data (1):
Earnings per share - basic	$0.30	$0.23	$0.55	$0.43
Earnings per share - diluted	0.28	0.22	0.51	0.40
Market price
High	21.00	16.13	25.00	16.13
Low	18.90	13.33	18.90	12.67
Close	19.65	14.67	19.65	14.67
Book value	8.28	7.46

Weighted average shares outstanding
Basic	4,257,961	4,219,102	4,254,193	4,218,159
Diluted	4,560,824	4,480,687	4,566,067	4,475,183

Selected Quarter-End Balance Sheet Data:
Gross loans	$348,116	$300,718	$348,116	$300,718
Allowance for loan losses	5,749	4,433	5,749	4,433
Other earning assets	78,169	69,730	78,169	69,730
Total assets	444,922	383,939	444,922	383,939
Deposits	377,794	321,525	377,794	321,525
Borrowings	29,891	30,305	29,891	30,305
Shareholders’ equity	35,269	31,102	35,269	31,102

	2nd QTR AVG		YTD AVG
Selected YTD Average Balances:
Total assets	$447,853	$374,951	$444,117	$357,300
Loans, net of allowance	334,978	289,281	332,824	280,516
Total interest-earning assets	422,957	357,140	419,845	339,634
Deposits	379,715	312,755	375,596	295,499
Total interest-bearing liabilities	355,522	300,472	353,543	286,072
Shareholders’ Equity	34,923	31,132	34,455	30,775

Selected Performance Ratios:
Return on average assets	1.14%	1.06%	1.06%	1.02%
Return on average equity	14.60%	12.72%	13.70%	11.79%
Net interest margin	4.28%	3.88%	4.25%	3.97%
Noninterest expense to average assets	2.70%	2.29%	2.61%	2.37%

Asset Quality Ratios:
Nonperforming loans to period-end loans	0.25%	0.22%
Allowance for loan losses to period-end loans	1.65%	1.47%
Net loan charge-offs to average loans	0.14%	0.10%

Other Data:
Number of banking offices	6	4
Number of full time equivalent employees	116	77

(1)	2005 share and per share data restated to reflect the Company’s 3-for-2 stock split that was declared in July 2005.